UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 6, 2017

Avinger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 241-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Resignation of Director

On December 6, 2017, John B. Simpson resigned as a director and Executive Chairman from the Board of Directors (the “Board”) of Avinger, Inc. (the “Company”) and as an employee of the Company. In connection with the resignation, the Company and Dr. Simpson entered into a Separation Agreement and Release, dated as of December 6, 2017 (the “Separation Agreement”), pursuant to which the Company agreed to pay Dr. Simpson a separation payment equal to six months of his base salary, or $195,000. The resignation of Dr. Simpson was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

The foregoing description of the Separation Agreement is a summary and is qualified in its entirety by the text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 8.01                                           Other Events.

In connection with Dr. Simpson’s resignation, James G. Cullen, a current director of the Company, has been appointed as the Company’s non-executive Chairman of the Board, effective as of December 6, 2017. Mr. Cullen has served as a member of the Board since December 2014, and as the lead independent director of the Company.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release, dated December 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: December 11, 2017	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer and President